Exhibit 10.11

Barren Hills and Uncultivated Land Use Right Transfer Agreement

In order to exploit the use of Yew and develop the economy of Pingshan town, Pingshan town Government Beichuan Village (Party B) intends to transfer the deserted land of Beichuan Village to Hongdoushan Technology Development Corporation (Party A) for purpose of cultivation of Yew plants. The two sides have agreed on the following:

1.	The total layout of barren hills and uncultivated land of Beichuan village’s sideline production-field are 1031mu, except for second group plantations, forest plantation Maershan, the barren hills and wasteland that have been auctioned, farmers planted to tax farming area, about 400 mu remained, the right to use one—time compensation will be transferred to party A 50—year operation.

2.	The purchase price shall be 2500 yuan per mu and a total of 1,000,000 yuan.

3.	Party A, after having obtained the legitimate land use right, shall complete the forest cultivation task within three years, during which period it shall have the right to manage and guard the forest.

4.	The area of barren hills and wasteland must be tuned into forest, party B is responsible to persuade the farmers to retreat from such wasteland.

5.	In accordance to relevant policy, no compensation shall be provided for the 100 mu returned wasteland. However, in light of the cost to farmers for wasteland, compensation shall be 30 yuan per mu, and the total number is 3000 yuan. If there is any dispute, it shall be resolved by party B.

6.	In the transfer of 400 mu barren hills and uncultivated land, some farmers have by themselves cultivated Larch plants. After the harvest of such plants, the use of land use right shall still be vested to party A.

7.	During the land use right transfer period, party B shall not interfere with the operation of Party A.

8.	The total transfer fee for barren hills and uncultivated land and the land clearing compensation shall be 1,003,000.00 yuan, which shall be delivered to Beichuan village in one installment.

9.	During the land use right transfer period, party A has the right of ownership, assignment and inheritance.

10.	This agreement shall take effect after execution by both parties. This agreement creates binding legal effect and shall be honored by both parties.

11.	This agreement shall be executed in three copies of originals

Signatures and Seals:

Party A: Heilongjiang Yew Technology and Development Co., Ltd. /s/ Zhiguo Wang

Party B: Pingshan Town Government /s/ Jingchang Li

Apirl.4.2004